UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
March 7, 2022
Rocket Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)
Delaware	001-36829	04-3475813
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
9 Cedarbrook Drive
Cranbury, NJ 08512
(Address of principal executive offices, including zip code)
(646) 440-9100
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	RCKT	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

On March 7, 2022, the Board of Directors  (the “Board”) of Rocket Pharmaceuticals, Inc. (the “Company”), upon the recommendation of the Nominating and Corporate Governance Committee of the Board, appointed Fady Malik, M.D., Ph.D., to the Board, effective March 10, 2022. Dr. Malik will hold office until the earlier of the Company’s annual meeting of stockholders in 2022 or until his successor is elected and duly qualified, or until his death, resignation or removal.

Pursuant to the Company’s non-employee director compensation policy, the Board granted Dr. Malik options to purchase 33,199 (the “First Option Grant”) and 8,641 (the “Second Option Grant”) shares of the Company’s common stock, respectively, at an exercise price equal to the closing market price per share of the Company’s common stock on the Nasdaq Global Market on the date of grant. The First Option Grant will vest in equal monthly installments over a three-year period, such that all of the shares underlying the First Option Grant will be fully vested on the date three (3) years after the date of grant, and the Second Option Grant will fully vest on the one year anniversary of the date of grant, in each case subject to Dr. Malik’s continued service on the Board.

Dr. Malik has entered into the Company’s standard form of indemnification agreement, which is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 5, 2018.

Dr. Malik, age 57, will serve as a member of the Board as of March 10, 2022. Dr. Malik has served as the Executive Vice President of Research and Development at Cytokinetics, Inc. since November 2015, and he has been with Cytokinetics since its inception in 1998. Prior to taking on his current role in 2015, Dr. Malik had several other roles of increasing seniority within Cytokinetics, including serving as the Senior Vice President of Research and Development from August 2014 to November 2015, as the Senior Vice President of Research and Early Development from June 2012 to August 2014 and as Vice President, Biology from March 2008 to June 2012, all of which roles were focused towards building Cytokinetics’ cardiovascular and skeletal muscle programs from their conception. In addition, since 2000, Dr. Malik has held an appointment in the Cardiology Division of the University of California, San Francisco, where he is currently a Clinical Professor. Dr. Malik is a cardiologist by training, and he was a practicing Interventional Cardiologist at the San Francisco Veterans Administration Medical Center for over 18 years. Dr. Malik received a B.S. from the University of California at Berkeley, a Ph.D. from the University of California at San Francisco and his M.D. from the University of California at San Francisco. We believe that Dr. Malik’s qualifications to serve on our Board include his depth of knowledge of the pharmaceutical industry and his many years of experience in clinical research and drug development.

There are no arrangements or understandings between Dr. Malik and any other person pursuant to which Dr. Malik was appointed as a member of the Board. There are no family relationships between Dr. Malik, on the one hand, and any director, executive officer or any other person nominated or chosen by the Company to become a director or executive officer, on the other. There are no related person transactions (within the meaning of Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission) between Dr. Malik, on the one hand, and the Company, on the other.

Resignation of Chief Financial Officer and Principal Financial Officer

On March 10, 2022, Carlos Garcia-Parada tendered his resignation as Chief Financial Officer and Principal Financial Officer of the Company, effective March 16, 2022, due to personal reasons. Mr. Garcia-Parada will continue to serve as an advisor to the Company until March 31, 2022.

Appointment of Interim Principal Financial Officer

On March 10, 2022, John Militello, the Company’s Vice President – Finance, Senior Controller, Treasurer and Principal Accounting Officer, was appointed as the interim Principal Financial Officer of the Company, as of the effective date of Mr. Garcia-Parada’s resignation.

Mr. Militello, age 48, joined as the Company’s Controller in January 2018. Before joining the Company, Mr. Militello served as the Vice President of Finance and Principal Financial and Accounting Officer with Immune Pharmaceuticals Inc. from April 2015 to November 2017. Prior to that Mr. Militello was an Assistant Controller with Travere Therapeutics, formerly Retrophin, Inc. (NASDAQ GM: TVTX), a San Diego based biotech company, and the Manager, External Reporting & Compliance at Volt Information Sciences, Inc. (NYSE MKT: VOLT), a publicly traded staffing company. Prior to Volt Information Sciences, Inc., Mr. Militello was a Senior Manager with BDO USA, LLP serving multi-national SEC registrants. Mr. Militello is a Certified Public Accountant and earned his Bachelor of Science degree in Accounting from St. Joseph’s College.

There is no family relationship between Mr. Militello and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. In addition, there are no transactions between the Company and Mr. Militello, or any member of Mr. Militello’s immediate family, of the type set forth in Item 404(a) of Regulation S-K, other than the compensation received by Mr. Militello for his current positions with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rocket Pharmaceuticals, Inc.

Date: March 11, 2022	By:	/s/ Gaurav Shah, MD
Gaurav Shah, MD
Chief Executive Officer and Director